Exhibit 99


GLENWAY FINANCIAL CORPORATION
4221 Glenway Avenue, Cincinnati, Ohio 45205           (513)921-5505


FOR MORE INFORMATION CONTACT                  FOR IMMEDIATE RELEASE
      EDGAR A. RUST                              JUNE 25, 1996
      PRESIDENT & CHIEF
      EXECUTIVE OFFICER
      CENTENNIAL SAVINGS BANK
      GLENWAY FINANCIAL CORPORATION
      513-921-5505

      The Boards of Directors of Glenway Financial Corporation and its subsidiary, Centennial Savings Bank, today announced the hiring of Robert R. Sudbrook as Chief Executive Officer and President of Glenway Financial and Centennial Savings. Mr. Sudbrook will join Glenway and Centennial approximately August 1, 1996. Edgar A. Rust, who had been serving as President and Chief Executive Officer since the death in December, 1995 of Dennis E. Betz, will remain active in day-to-day operations during the transition period, after which he will continue his service on the Boards of Directors of Glenway and Centennial.

      Mr. Sudbrook, 53, has over 27 years overall experience in the banking industry, 18 years as C.E.O. He served most recently as President and Chief Executive Officer of North Side Bank and Trust Company, a $235 million asset bank in Cincinnati, Ohio.

      Speaking on behalf of the Boards of Directors, Mr. Rust commented "We are delighted that Bob Sudbrook has accepted our offer to join Glenway and Centennial. With his banking experience in the Cincinnati market, we believe Bob is ideally suited to carry on Centennial's tradition of customer-oriented community banking and to lead Glenway and Centennial in pursuing the opportunities and meeting the challenges of the banking industry as we approach the twenty-first century."

      At March 31, 1996, Glenway Financial reported total assets of $274 million and total stockholders' equity of $26 million, and its subsidiary, Centennial Savings, is the second largest savings bank headquartered in Hamilton County, Ohio. The common stock of Glenway Financial is publicly traded on the Nasdaq National Market under the symbol "GFCO".


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